UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report: March 22, 2010

Date of Earliest Event Reported: March 19, 2010

BOISE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33541	20-8356960
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 West Jefferson Street, Suite 200

Boise, ID 83702-5388

(Address of principal executive offices) (Zip Code)

(208) 384-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 19, 2010, Boise Paper Holdings, L.L.C. (“Boise Paper Holdings”) and Boise Co-Issuer Company (together, the “Issuers”), wholly owned indirect subsidiaries of Boise Inc. (“Boise”), issued $300 million aggregate principal amount of 8% Senior Notes due 2020 (the “Notes”) through a private placement that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will mature on April 1, 2020, and bear an interest rate per annum of 8%, payable semiannually in arrears on April 1 and October 1, commencing on October 1, 2010.

The Notes were issued under an indenture, dated as of March 19, 2010 (the “Indenture”), among the Issuers, the Guarantors (as defined below), and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Indenture contains covenants which, subject to certain exceptions, limit the ability of BZ Holdings (as defined below) and its restricted subsidiaries (as defined in the Indenture) to, among other things, incur additional indebtedness, engage in certain asset sales, make certain types of restricted payments, engage in transactions with affiliates and create liens on assets of the Issuers or Guarantors (as defined below). Upon a change of control, the Issuers must offer to repurchase the Notes at 101% of the principal amount, plus accrued and unpaid interest. If the Issuers sell certain assets, and the Issuers do not use the proceeds from such sale for specified purposes, they must offer to repurchase the Notes at 100% of the principal amount, plus accrued and unpaid interest.

The Issuers may redeem all or a portion of the Notes at any time on or after April 1, 2015, at a premium decreasing to zero by April 1, 2018, plus accrued and unpaid interest. In addition, prior to April 1, 2013, the Issuers may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 108% of the principal amount thereof, with the net proceeds of one or more qualified equity offerings.

The Notes are the Issuers’ senior unsecured obligations and will rank equally with all of the Issuers’ present and future senior indebtedness, senior to all of the Issuers’ future subordinated indebtedness and effectively subordinated to all present and future senior secured indebtedness of the Issuers (including all borrowings with respect to the Credit Facilities (as defined below)) to the extent of the value of the assets securing such indebtedness.

The Notes are jointly and severally guaranteed by BZ Intermediate Holdings LLC (“BZ Holdings”), direct parent of Boise Paper Holdings and direct subsidiary of Boise, and all of the domestic majority-owned subsidiaries of BZ Holdings except for the Issuers and Boise Finance Company (the “Guarantors”). The guarantees of the Notes are senior unsecured obligations of the Guarantors and will rank equally with all of the Guarantors’ present and future senior indebtedness, senior to all of the Guarantors’ future subordinated indebtedness and effectively subordinated to all present and future senior secured indebtedness (including all borrowings with respect to the Credit Facilities (as defined below)) to the extent of the value of the assets securing such indebtedness.

The Indenture contains customary events of default.

In connection with the issuance of the Notes, the Issuers and the Guarantors entered into the Registration Rights Agreement, dated as of March 19, 2010 (the “Registration Rights Agreement”). The Registration Rights Agreement requires the Company to register under the Securities Act 8% Senior Notes due 2020 (the “Exchange Notes”) having substantially identical terms to the Notes and to complete an exchange of the privately placed Notes for the publicly registered Exchange Notes or, in certain circumstances, to file and keep effective a shelf registration statement for resale of the privately placed Notes. If the Issuers fail to satisfy these obligations in the time frame required, the Issuers will pay additional interest to holders of the Notes.

Following the sale of the Notes, the Issuers used the net proceeds of the sale, as well as cash on hand, to retire a portion of the existing term loan indebtedness under the Credit and Guaranty Agreement, dated as of February 22, 2008, as amended on October 13, 2009, among Boise Paper Holdings, BZ Holdings, certain subsidiaries of BZ Holdings, various lender parties, and Goldman Sachs Credit Partners L.P. as administrative agent (the “Credit Facilities”).

The foregoing descriptions of the Notes, the Indenture, and the Registration Rights Agreement are qualified by reference in their entirety to copies of such documents or forms of such documents. The forms of the Notes, the Indenture, and the Registration Rights Agreement are filed with this Current Report on Form 8-K as exhibits and incorporated in this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit Number	Description

Exhibit 4.1	Indenture dated as of March 19, 2010, by and among Boise Paper Holdings, L.L.C., Boise Co-Issuer Company, the Guarantors set forth therein, and Wells Fargo Bank, National Association, as Trustee

Exhibit 4.2	Form of 8% Senior Note due 2020 (included in Exhibit 4.1)

Exhibit 99.1	Registration Rights Agreement dated March 19, 2010, by and among Boise Paper Holdings, L.L.C., Boise Co-Issuer Company, the Guarantors set forth therein, and Banc of America Securities LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE INC.

By	/s/ Karen E. Gowland
Karen E. Gowland Vice President, General Counsel and Corporate Secretary

Date: March 22, 2010